Exhibit 10.1

EXECUTION VERSION

$1,200,000,000.00

FIVE-YEAR CREDIT AGREEMENT

dated as of

June 30, 2015

among

McGRAW HILL FINANCIAL, INC.
as Borrower

STANDARD & POOR’S FINANCIAL SERVICES LLC
as a Loan Guarantor

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

BANK OF AMERICA, N.A.
as Syndication Agent

CITIBANK, N.A.
DEUTSCHE BANK SECURITIES INC.
MIZUHO BANK, LTD.
MORGAN STANLEY MUFG LOAN PARTNERS, LLC
as Documentation Agents

J.P. MORGAN SECURITIES LLC
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
CITIGROUP GLOBAL MARKETS INC.
DEUTSCHE BANK SECURITIES INC.
MIZUHO BANK, LTD.
MORGAN STANLEY MUFG LOAN PARTNERS, LLC
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

i

Page

Section 11.04.	Rights of Subrogation	70
Section 11.05.	Reinstatement; Stay of Acceleration	71
Section 11.06.	Maximum Liability	71

v

Page

SCHEDULES:

Schedule 2.01 – Commitments

Schedule 4.01 -- Material Subsidiaries

Schedule 4.05 -- Material Litigation

Schedule 7.02 -- Existing Liens

EXHIBITS:

Exhibit A – Form of Assignment and Assumption

Exhibit B – Form of U.S. Tax Compliance Certificate

Exhibit C – Form of Opinion of General Counsel of Borrower

Exhibit D – Form of Joinder Agreement

FIVE-YEAR CREDIT AGREEMENT dated as of June 30, 2015, among MCGRAW HILL FINANCIAL, INC. (the “Borrower”), STANDARD & POOR’S FINANCIAL SERVICES LLC (“S&P”) and the certain other subsidiaries of the Borrower parties hereto from time to time as Loan Guarantors (as defined herein), the several banks and other financial institutions from time to time parties hereto (the “Lenders”), BANK OF AMERICA, N.A., as syndication agent (in such capacity, the “Syndication Agent”), CITIBANK, N.A., DEUTSCHE BANK SECURITIES INC., MIZUHO BANK, LTD. and MORGAN STANLEY MUFG LOAN PARTNERS, LLC, as documentation agents (in such capacity, the “Documentation Agents”), and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

The parties hereto hereby agree as follows:

Article I

Definitions

Section 1.01.                    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Administrative Agent” has the meaning set forth in the preamble to this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the LIBO Rate on such day for a LIBOR Loan with a one-month interest period (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable ABR Spread” has the meaning set forth in the definition of “Applicable Rate” in this Section 1.01.

“Applicable LIBOR Spread” has the meaning set forth in the definition of “Applicable Rate” in this Section 1.01.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided, that in the case of Section 2.19 when a Defaulting Lender shall exist, Applicable Percentage shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Pricing Grid” has the meaning set forth in the definition of “Applicable Rate” in this Section 1.01.

“Applicable Rate” means, for any day, with respect to (a) any ABR Revolving Loan, the Applicable LIBOR Spread less 1% per annum (the “Applicable ABR Spread”); provided that, the Applicable ABR Spread shall not be less than 0%, (b) any LIBOR Revolving Loan, the applicable rate per annum set forth below under the caption “Applicable LIBOR Spread” (the “Applicable LIBOR Spread”), or (c) commitment fees payable hereunder, the applicable rate per annum set forth below under the caption “Commitment Fee Rate”, based upon the applicable Category set forth in the grid below (the “Applicable Pricing Grid”):

Indebtedness to Cash Flow Ratio:	Applicable LIBOR Spread	Commitment Fee Rate
Category 1: Less than 0.5 to 1.0	1.00%	0.10%
Category 2: Equal to or greater than 0.5 to 1.0 but less than 1.5 to 1.0.	1.125%	0.125%
Category 3: Equal to or greater than 1.5 to 1.0 but less than 2.5 to 1.0.	1.25%	0.15%
Category 4: Equal to or greater than 2.5 to 1.0.	1.50%	0.20%

For purposes of determining any Applicable Rate, (i) until the delivery of the Compliance Certificate relating to the financial statements required to be delivered pursuant to Section 6.01(a)(i) for the first full Fiscal Quarter ended after the Effective Date, the Applicable

Rate described in Category 2 shall be in effect and (ii) thereafter, the Applicable Rate shall be determined by the Indebtedness to Cash Flow Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.01(b)(i). Any changes in the Applicable Rate resulting from changes in the Indebtedness to Cash Flow Ratio shall become effective on the date that is three Business Days after the date on which financial statements and the related Compliance Certificate are delivered to the Administrative Agent pursuant to Section 6.01 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements and related Compliance Certificate referred to above are not delivered within the time periods specified in Section 6.01, then, until the date that is three Business Days after the date on which such financial statements and Compliance Certificate are delivered, the highest Applicable Rate set forth in the Applicable Pricing Grid shall apply. In addition, at all times while an Event of Default shall have occurred and be continuing, the highest Applicable Rate set forth in the Applicable Pricing Grid shall apply.

“Application” means an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund” means, with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Available Commitment” means, as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Commitment then in effect minus (b) such Lender’s Revolving Credit Exposure then outstanding; provided that, in calculating any Lender’s Available Commitment for the purpose of determining such Lender’s Available Commitment pursuant to Section 2.11(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any of the control of, an ownership interest in, or the acquisition of any ownership interest in, such Person, or any direct or indirect parent entity thereof, by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect, (b) a Competitive Loan or group of Competitive Loans of the same Type made on the same date and as to which a single Interest Period is in effect or (c) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capitalized Lease” means any lease which is or should be capitalized on the balance sheet of the lessee in accordance with GAAP existing on the date hereof and Topic 840 of the Financial Accounting Standards Board Accounting Standards Codification.

“Capitalized Lease Obligations” means the amount of the liability reflecting the aggregate discounted amount of future payments under all Capitalized Leases calculated in accordance with GAAP existing on the date hereof and Topic 840 of the Financial Accounting Standards Board Accounting Standards Codification.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement. Notwithstanding anything herein to the contrary, (a) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (b) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Competitive Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Swingline Loans and Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Competitive Bid” means an offer by a Lender to make a Competitive Loan in accordance with Section 2.04.

“Competitive Bid Rate” means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

“Competitive Bid Request” means a request by the Borrower for Competitive Bids in accordance with Section 2.04.

“Competitive Loan” means a Loan made pursuant to Section 2.04.

“Compliance Certificate” has the meaning assigned to that term in Section 6.01(b)(i) hereof.

“Consolidated Cash Flow” of the Borrower and the Subsidiaries for any period (the “Determination Period”) means the sum of (i) Consolidated Net Income for the Determination Period, plus (ii) all amounts deducted in the determination of such Consolidated Net Income in respect of (a) depreciation and amortization (including without limitation amortization of assets held under Capitalized Leases) excluding amortization relating to prepublication costs, (b) Consolidated Interest Expense, (c) provisions for taxes based on or measured by income, (d) non-recurring non-cash losses or charges and (e) charges in respect of Settlement Costs and minus (iii) all amounts added in the determination of such Consolidated Net Income in respect of non-recurring non-cash gains; provided, however, that (1) when and to the extent that non-cash losses or charges described in clause (ii)(d) above become cash paid items, such amounts shall be deducted from Consolidated Cash Flow for the period when paid and (2) when and to the extent that non-cash gains described in clause (iii) above become cash received items, such amounts shall be added to Consolidated Cash Flow for the period when received; provided, further, that (A) if during the Determination Period the Borrower disposes of any asset and such disposition constitutes a Material Disposition, the sum of (x) the net income (loss) produced by such asset, before extraordinary items, during the portion of the Determination Period prior to the date on which such asset was disposed of, plus (y) all amounts deducted in determining such net income (loss) for such period in respect of depreciation and amortization (including without limitation amortization of assets held under Capitalized Leases), interest on Indebtedness, and provisions for taxes based on or measured by income shall be excluded on a pro forma adjusted and consolidated basis in Consolidated Cash Flow for the Determination Period (to the extent they would otherwise have been included thereto), and (B) if during the Determination Period the Borrower makes an investment in any asset and such investment constitutes a Material Investment, the sum of (x) the net income (loss) produced by such asset, before extraordinary items, during the portion of the Determination Period prior to the date on which such investment in such asset was made, plus (y) all amounts deducted in determining such net income (loss) for such period in respect of depreciation and amortization (including, without limitation, amortization of assets held under Capitalized Leases), interest on Indebtedness, and provisions for taxes based on or measured by income shall be included on a pro forma adjusted and consolidated basis in Consolidated Cash Flow for the Determination Period (to the extent they would have otherwise been excluded therefrom). As used in this definition, “Material Disposition” means any disposition of assets or series of related dispositions of assets that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $100,000,000, provided that such proceeds, together with the proceeds received by the Borrower or such Subsidiary in any other such disposition of assets that yields gross proceeds to the Borrower or such Subsidiary in excess of $100,000,000 during the Determination Period, exceeds $200,000,000; and “Material Investment” means any acquisition of assets or series of related acquisitions of assets by the Borrower or any of its Subsidiaries that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Borrower or such Subsidiary in excess of $100,000,000, provided that such consideration, together with the consideration paid in any other such acquisitions of assets that involves the payment of consideration by the Borrower or such Subsidiary in excess of $100,000,000 during the Determination Period, exceeds $200,000,000.

“Consolidated Interest Expense” means, for any period, the interest expense of the Borrower and its Subsidiaries determined on a consolidated basis in conformity with GAAP existing on the date hereof including, without limitation, (i) the amortization of debt discount, (ii) the amortization of all fees payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any obligation with respect to a Capitalized Lease allocable to interest expense.

“Consolidated Net Income” for any period means the net income (or loss) of the Borrower and its Subsidiaries for such period before extraordinary items, determined in accordance with GAAP existing on the date hereof on a consolidated basis, after eliminating all intercompany items, provided that there shall be excluded (i) income (or loss) of any Person (other than a consolidated Subsidiary of such Person) in which any other Person (other than such Person or any of its consolidated Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to such Person or any of its consolidated Subsidiaries by such other Person during such Period, (ii) except for purposes of Consolidated Cash Flow to the extent provided in clause (B) of the definition thereof, the income (or loss) of any Person accrued prior to the date it becomes a consolidated Subsidiary of such Person or is merged into or consolidated with such Person or any of its consolidated Subsidiaries, (iii) the income of any consolidated Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by that consolidated Subsidiary of the income is not at the time permitted, (iv) any after-tax gains (but not pre-tax losses) attributable to sales of assets out of the ordinary course of business and any after-tax gains on pension reversions received by such Person and its consolidated Subsidiaries and (v) any income (or loss) attributable to any lease of property (whether real, personal or mixed) under which the Borrower or any of its Subsidiaries is the lessor; provided, however, there shall be excluded from any calculation pursuant to any of clauses (ii)-(iv) any income or loss attributable to assets purchased or sold, as the case may be, having an individual or aggregate (for any consecutive twelve month period) fair market value of less than $50,000,000.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender.

“CRISIL Limited” means CRISIL Limited, a company organized under the laws of India, and each of its Subsidiaries.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within three Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, the Issuing Lender or the Swingline Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Person’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Determination Date” means, as used in connection with any certificate, report or calculation delivered hereunder, the date (which shall be specified in such certificate, report or calculation) as of which the determinations set forth in such certificate, report or calculation are made.

“Documentation Agents” has the meaning set forth in the preamble to this Agreement.

“dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 5.01 are satisfied (or waived in accordance with Section 10.02).

“Environmental Laws” means federal, state, local and foreign laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder relating to pollution or protection of the environment, including, without limitation, laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with the Borrower within the meaning of Section 4001(a)(14) of ERISA or that, together with the Borrower, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (c) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (d) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan or the failure by the Borrower or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (f) a determination that any Pension Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (g) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (h) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; or (i) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA) or in critical and declining status (within the meaning of Section 305 of ERISA) or that the PBGC has issued a partition order under Section 4233 of ERISA with respect to the Multiemployer Plan.

“Event of Default” has the meaning assigned to such term in Article VIII.

“Exchange Act” means the Securities Exchange Act of 1934, as from time to time amended, and any successor statutes.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income (including branch profits taxes) by a jurisdiction as a result of a present or former connection between such recipient and the jurisdiction imposing such tax (other than any such connection arising solely from the execution and delivery of this Agreement, the performance of the rights and obligations herein, the receipt of any payment hereunder or the enforcement of this Agreement), (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any U.S. withholding tax resulting from any law in effect on the date such Foreign Lender becomes a party to this Agreement or at the time such Lender changes its applicable lending office, except to the extent that such Foreign Lender’s assignor (if any) or such Foreign Lender, in the case of a Lender that changes its applicable lending office, was entitled, at the time of assignment or at the time of the change in applicable lending office, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a), (c) Taxes attributable to a Lender’s (or a recipient’s) failure to comply with Section 2.16(f) or (h) and (d) Taxes imposed pursuant to FATCA.

“Existing Facility” means the existing $1,000,000,000.00 syndicated four-year credit facility under the Four-Year Credit Agreement, dated as of June 19, 2013, as amended, among the Borrower, the lenders parties thereto and JPMorgan Chase Bank, as administrative agent.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date hereof (or any amended or successor version), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreement with respect thereto and any law, regulation, rule, promulgation or official agreement implementing an intergovernmental agreement with respect to the foregoing.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided, that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Payment Date” means (a) the third Business Day following the last day of each March, June, September and December and (b) the day upon which the Commitments terminate.

“Fiscal Quarter” means a quarterly period beginning on the first day of January, April, July and October in each Fiscal Year.

“Fiscal Year” means an annual period beginning on January 1 in each year and ending on December 31 of such year.

“Fixed Rate” means, with respect to any Competitive Loan (other than a LIBOR Competitive Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.

“Fixed Rate Loan” means a Competitive Loan bearing interest at a Fixed Rate.

“Foreign Benefit Arrangement” means any employee benefit arrangement mandated by non-U.S. law that is maintained or contributed to by the Borrower or any ERISA Affiliate.

“Foreign Lender” means any Lender that is not a “United States Person” as defined by Section 7701(a)(30) of the Code.

“Foreign Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to by the Borrower or any ERISA Affiliate.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time except as specifically noted.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, with respect to any Person, (i) any guarantee, reimbursement agreement or similar contingent obligation made by such Person in respect of any Indebtedness of any other Person, (ii) any other arrangement whereby credit is extended to any other Person on the basis of any promise or undertaking of such Person, (a) to pay the Indebtedness of such other Person, (b) to purchase an obligation owed by such other Person, (c) to purchase or lease assets under circumstances that would enable such other Person to discharge such credit of its obligations or (d) to maintain the capital, working capital, solvency or general financial condition of such other Person, in each case whether or not such arrangement is disclosed in the balance sheet of such other Person or is referred to in a footnote thereto, and (iii) any liability (other than Indebtedness which is recourse to a Subsidiary of the Borrower, the only asset of which is its interest in the partnership of which the Subsidiary is the general partner, and which Indebtedness is non-recourse to the Borrower) as a general partner of a partnership in respect of Indebtedness of such partnership; provided, however, that the term Guarantee shall not include (1) endorsements for collection or deposit in the ordinary course of business or (2) obligations of the Borrower and its Subsidiaries which would constitute Guarantees solely by virtue of the continuing liability of any such Person which has sold assets subject to liabilities for liabilities which were assumed by another Person acquiring the assets which were sold, unless such liability is required to be carried on the balance sheet of the Borrower and its Subsidiaries in accordance with GAAP. The amount of any Guarantee and the amount of Indebtedness resulting from such Guarantee shall be the amount which would have to be carried on the balance sheet of the guarantor in respect of such Guarantee in accordance with GAAP.

“Guaranteed Obligations” has the meaning set forth in Section 11.01.

“Indebtedness” means, with respect to any Person, all obligations, for the repayment of borrowed money, which in accordance with GAAP in effect on the date hereof should be classified upon such Person’s balance sheet as liabilities, but in any event including (i) liabilities for the repayment of borrowed money to the extent secured by any Lien existing on property owned or acquired by such Person or a Subsidiary thereof, whether or not the liability secured thereby shall have been assumed by such Person, (ii) all Guarantees of such Person for the repayment of borrowed money and (iii) all Unpaid Settlement Costs.

“Indebtedness to Cash Flow Ratio” means the ratio of (i) Indebtedness of the Borrower at the Determination Date to (ii) the Consolidated Cash Flow for the four consecutive Fiscal Quarters ending on the Determination Date.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under this Agreement.

“Independent Public Accountant” means any of the firms of public accountants (or their survivors in any merger therewith) currently referred to as the “Big Four” or any other firm of public accountants of nationally recognized stature which is (i) independent (as such term is defined in the rules and regulations promulgated by the Securities and Exchange Commission under the Exchange Act) from the Person the financial statements of which are being reported on, (ii) selected by such Person and (iii) reasonably acceptable to the Required Lenders.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07.

“Index Joint Venture” means the joint venture among the Borrower, CME Group Inc. and CME Group Index Services LLC pursuant to that certain Contribution Agreement, dated as of November 4, 2011.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, (b) with respect to any LIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBOR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Borrowing with an Interest Period of more than 90 days’ duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days’ duration after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Borrowing and (d) with respect to any Swingline Loan, the day that such Loan is, or is required to be, repaid.

“Interest Period” means (a) with respect to any LIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, twelve months) thereafter, as the Borrower may elect, (b) with respect to any Fixed Rate Borrowing, the period (which shall not be less than 7 days or more than 360 days) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a LIBOR Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period pertaining to a LIBOR Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period shall extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Lender” means each of (i) JPMorgan Chase Bank, (ii) Bank of America, N.A. and (iii) any other Lender approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed) and the Borrower that has agreed in its sole discretion to act as an “Issuing Lender” hereunder, or any of their respective affiliates of any of the foregoing, in each case in its capacity as issuer of any Letter of Credit and with respect to all or a portion of the L/C Commitment as reflected in such Issuing Lender’s L/C Sublimit. Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.

“JPMorgan Chase Bank” means JPMorgan Chase Bank, N.A.

“L/C Commitment” means $50,000,000.00.

“L/C Exposure” means, at any time, the total L/C Obligations. The L/C Exposure of any Lender at any time shall be its Applicable Percentage of the total L/C Exposure at such time.

“L/C Obligations” means, at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.05. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participants” means the collective reference to all the Lenders other than the Issuing Lender with respect to the relevant Letter of Credit.

“L/C Sublimit” means (i) for each of JPMorgan Chase Bank and Bank of America, N.A., each separately in its capacity as Issuing Lender, $25,000,000.00 and (ii) for any other Lender that becomes an Issuing Lender after the date hereof, such amount as may be separately agreed in writing between the Borrower and such Issuing Lender.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letters of Credit” has the meaning set forth in Section 3.01.

“LIBO Rate” means, with respect to any LIBOR Loan for any Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other person which takes over the administration of that rate) for dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event that such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided, that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further, that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate. “Interpolated Rate” means the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period for which the Screen Rate is available that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period for which that Screen Rate is available that exceeds the Impacted Interest Period, in each case, at such time; provided, that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the LIBO Rate.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof) or any sale of receivables with recourse against the seller.

“Loan Guarantors” means, collectively, S&P and each other Subsidiary of the Borrower that has executed a Joinder Agreement substantially in the form of Exhibit D and has not been released from the Loan Guaranty, and their successors and assigns.

“Loan Guaranty” means Article XI of this Agreement.

“Loan Parties” means the Borrower and the Loan Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin” means, with respect to any Competitive Loan bearing interest at a rate based on the LIBO Rate, the marginal rate of interest, if any, to be added to or subtracted from the LIBO Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on the business, operations, properties, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole.

“Material Subsidiary” means each Subsidiary of the Borrower that is a “significant subsidiary” as defined in Regulation § 230.405 promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Maturity Date” means June 30, 2020.

“MH Brand License Agreement” has the meaning set forth in the Contribution Agreement referred to in the definition of “Index Joint Venture”.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Notes” means the Revolving Notes and the Swingline Note.

“Obligated Party” has the meaning set forth in Section 11.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations (including Reimbursement Obligations) of the Borrower to the Lenders or to any Lender, the Administrative Agent, any Issuing Lender or any indemnified party arising under this Agreement or the Letters of Credit.

“Officer’s Certificate” means, as applied to any Loan Party, a certificate executed on behalf of such Loan Party by its Chairman of the Board (if an officer), its President, its Chief Financial Officer or its Treasurer.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, except any such Taxes that are imposed with respect to an assignment as a result of a present or former connection between a Lender (or other recipient of a payment) and the jurisdiction imposing such Tax (other than any such connection arising solely from the execution and delivery of this Agreement, the performance of the rights and obligations herein, the receipt of any payment hereunder or the enforcement of this Agreement).

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Participant” has the meaning set forth in Section 10.04.

“Participant Register” has the meaning set forth in Section 10.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in Section 4002 of ERISA and any successor entity performing similar functions.

“Pension Plan” means any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Permitted Liens” means:

(a) Liens for taxes, assessments or governmental charges or levies (including any Lien imposed by ERISA arising out of an ERISA Event), either not yet delinquent or so long as the amount, applicability or validity of the same is being contested in good faith provided that any proceedings commenced for the foreclosure on such Liens have been duly suspended and adequate reserves, if any, have been established therefor in accordance with GAAP;

(b) Statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law incurred in the ordinary course of business for sums not delinquent for a period of more than 45 days or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP, shall have been made therefor;

(c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(d) Any attachment or judgment Lien unless the attachment or judgment it secures shall remain undischarged and execution thereof shall remain unstayed pending appeal for a period of 60 days;

(e) Easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f) Any interest or title of a lessor under any lease;

(g) Liens arising from equipment leases entered into in the ordinary course of business; and

(h) Liens in favor of the Index Joint Venture granted pursuant to the Trademark Security Agreement as in effect on the date thereof to secure the obligations of the Loan Guarantor under the MH Brand License Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which the Borrower or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Prohibited Transaction” has the meaning assigned to such term in Section 406 of ERISA and Section 4975(c)(1) of the Code.

“Register” has the meaning set forth in Section 10.04.

“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.05 for amounts drawn under Letters of Credit.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing at least 51% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VIII, and for all purposes after the Loans become due and payable pursuant to Article VIII or the Commitments expire or terminate, the outstanding Competitive Loans of the Lenders shall be included in their respective Revolving Credit Exposures in determining the Required Lenders.

“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination of any arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans at such time, (b) such Lender’s Swingline Exposure at such time and (c) such Lender’s L/C Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.03.

“Revolving Note” means a promissory note executed and delivered pursuant to Section 2.09(e) evidencing the Revolving Loans made by a Lender.

“S&P” has the meaning set forth in the preamble to this Agreement.

“Sanctions” means all economic or financial sanctions or trade embargos imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions- related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of Treasury, the U.S. Department of State or by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person owned 50% or more by any such Person or Persons described in the foregoing clause (a).

“Securities Act” means the Securities Act of 1933, as from time to time amended, and any successor statutes.

“Settlement Costs” means all costs and obligations incurred, owing, paid or payable by the Borrower or any Subsidiary in connection with the settlement of any Specified Claim, including, without limitation, payment of restitution, damages (consequential, special, indirect, incidental, punitive, compensatory, exemplary or otherwise), liabilities, costs, expenses, legal fees and expert fees, fines and penalties of the Borrower or any Subsidiary related thereto.

“Specified Claim” means any claim, complaint, lawsuit, action, administrative or regulatory proceeding, allegation, inquiry or investigation described or referred to in the first, second and seventh paragraphs under the subheading “Legal & Regulatory Matters – S&P Ratings” in Note 12 – Commitments and Contingencies in the financial statements included in the Borrower’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission with respect to the Fiscal Year ended December 31, 2013, and under the subheadings “Legal & Regulatory Matters – S&P Ratings – U.S. Department of Justice “, “Legal & Regulatory Matters – S&P Ratings – State Attorneys General” and “Legal & Regulatory Matters – S&P Ratings – U.S. Securities and Exchange Commission” in Note 11 – Commitments and Contingencies in the Borrower’s Quarterly Report on Form 10-Q for the Fiscal Quarter ended September 30, 2014, as filed with the Securities and Exchange Commission, or that, as of January 22, 2015, has been the subject of a filed complaint by or on behalf of any state government or state public entity of one of the states party to any of the foregoing matters on such date, and based on the same facts and circumstances described or referred to therein.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the applicable Lender is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Swingline Commitment” means the commitment of the Swingline Lender made in Section 2.05(a).

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Swingline Note” means a promissory note executed and delivered pursuant to Section 2.09(e) evidencing the Swingline Loans made by the Swingline Lender.

“Syndication Agent” has the meaning set forth in the preamble to this Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Trademark Security Agreement” means the Trademark Security Agreement entered into between the Loan Guarantor and the Index Joint Venture.

“Transactions” means the execution, delivery and performance by each Loan Party of this Agreement (including by execution and delivery of a Joinder Agreement substantially in the form of Exhibit D), any request for and the issuance of any Letter of Credit, and, in the case of the Borrower, the borrowing of Loans and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate, the Alternate Base Rate or, in the case of a Competitive Loan or Borrowing, the LIBO Rate or a Fixed Rate.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Unpaid Settlement Costs” means Settlement Costs that have not been paid.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02.                    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “LIBOR Loan”) or by Class and Type (e.g., a “LIBOR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “LIBOR Borrowing”) or by Class and Type (e.g., a “LIBOR Revolving Borrowing”).

Section 1.03.                    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase

“without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (b) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04.                    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Article II

The Credits

Section 2.01.                    Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans in dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (b) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (c) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

Section 2.02.                    Loans and Borrowings. Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.04. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)               Subject to Section 2.13, (i) each Revolving Borrowing shall be comprised entirely of ABR Loans or LIBOR Loans as the Borrower may request in accordance herewith, and (ii) each Competitive Borrowing shall be comprised entirely of LIBOR Loans or Fixed Rate Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and shall not cause the Borrower to incur as of the date of the exercise of such option any greater liability than it shall then have under Sections 2.14 and 2.16.

(c)                At the commencement of each Interest Period for any LIBOR Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $5,000,000 and not less than $10,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $5,000,000 and not less than $10,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Each Competitive Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Each Swingline Loan shall be in an amount that is an integral multiple of $1,000,000 and shall be in an aggregate minimum amount of $1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 LIBOR Revolving Borrowings outstanding.

(d)               Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03.                    Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (b) in the case of a LIBOR Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (c) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the day of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)                the aggregate amount of the requested Borrowing;

(ii)               the date of such Borrowing, which shall be a Business Day;

(iii)              whether such Borrowing is to be an ABR Borrowing or a LIBOR Borrowing;

(iv)              in the case of a LIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)               the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested LIBOR Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04.                    Competitive Bid Procedure. Subject to the terms and conditions set forth herein, from time to time during the Availability Period the Borrower may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans; provided that the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans at any time shall not exceed the total Commitments. To request Competitive Bids, the Borrower shall notify the Administrative Agent of such request by telephone, in the case of a LIBOR Borrowing, not later than 11:00 a.m., New York City time, four Business Days before the date of the proposed Borrowing and, in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that the Borrower may submit up to (but not more than) three Competitive Bid Requests on the same day, but a Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Competitive Bid Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Competitive Bid Request shall specify the following information in compliance with Section 2.02:

(i)                the aggregate amount of the requested Borrowing;

(ii)               the date of such Borrowing, which shall be a Business Day;

(iii)              whether such Borrowing is to be a LIBOR Borrowing or a Fixed Rate Borrowing;

(iv)              the Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term “Interest Period”;

(v)               the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06; and

(vi)              the maturity date of such Borrowing, which shall be a date between 7 and 360 days after the date of such Borrowing.

Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Administrative Agent shall notify the Lenders of the details thereof by telecopy, inviting the Lenders to submit Competitive Bids.

(c)                Each Lender may (but shall not have any obligation to) make one or more Competitive Bids to the Borrower in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in a form approved by the Administrative Agent and must be received by the Administrative Agent by telecopy, in the case of a LIBOR Competitive Borrowing, not later than 9:30 a.m., New York City time, three Business Days before the proposed date of such Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time, on the proposed date of such Competitive Borrowing. Competitive Bids that do not conform substantially to the form approved by the Administrative Agent may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Lender as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (which shall be a minimum of $5,000,000 and an integral multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the Borrower) of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period applicable to each such Loan and the last day thereof.

(d)               The Administrative Agent shall promptly notify the Borrower by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.

(e)                Subject only to the provisions of this paragraph, the Borrower may accept or reject any Competitive Bid. The Borrower shall notify the Administrative Agent by telephone, confirmed by telecopy in a form approved by the Administrative Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a LIBOR Competitive Borrowing, not later than 10:30 a.m., New York City time, three Business Days before the date of the proposed Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 10:30 a.m., New York City time, on the proposed date of the Competitive Borrowing; provided that (i) the failure of the Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) the Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate for a particular Interest Period if the Borrower rejects a Competitive Bid made at a lower Competitive Bid Rate for the same Interest Period, (iii) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) above, the Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000; provided, further, that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner determined by the Borrower. A notice given by the Borrower pursuant to this paragraph shall be irrevocable.

(f)                The Administrative Agent shall promptly notify each bidding Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

(g)               If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) of this Section.

Section 2.05.                    Swingline Loans. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $100,000,000, (ii) the aggregate principal amount of Swingline Loans, together with the Revolving Credit Exposure of the Swingline Lender (determined for this purpose without duplication of any Swingline Exposure), exceeding the Swingline Lender’s Commitment or (iii) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeding the total Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)               To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)                The Swingline Lender may, by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day, require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative

Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

Section 2.06.                    Funding of Borrowings. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request or Competitive Bid Request.

(b)               Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (in the case of a LIBOR Borrowing) or the proposed time of any Borrowing (in the case of an ABR Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.07.                    Interest Elections. Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBOR Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBOR Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Competitive Borrowings or Swingline Borrowings, which may not be converted or continued.

(b)               To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)                Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)                 the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)               the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)             whether the resulting Borrowing is to be an ABR Borrowing or a LIBOR Borrowing; and

(iv)             if the resulting Borrowing is a LIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBOR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)               Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                If the Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, (a) if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a LIBOR Borrowing and (ii) unless repaid, each LIBOR Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (b) no Revolving Loan may be converted into or continued as a LIBOR Borrowing after the date that is one month prior to the Maturity Date.

Section 2.08.                    Termination and Reduction of Commitments. Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)               The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that, (i) each reduction of the Commitments shall be in minimum aggregate amounts of $10,000,000 (unless the total Commitment at such time is less than $10,000,000, in which case, in an amount equal to the total Commitment at such time) and, if such reduction is greater than $10,000,000, in integral multiples of $5,000,000 in excess of such amount (unless the total Commitment is being terminated) and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the sum of the Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans would exceed the total Commitments.

(c)                The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that, a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.09.                    Repayment of Loans; Evidence of Debt. The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) to the Administrative Agent for the account of each Lender with an outstanding Competitive Loan the then unpaid principal amount of such Competitive Loan on the last day of the Interest Period applicable to such Loan and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least 5 Business Days after such Swingline Loan is made.

(b)               Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)                The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)               The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that, the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. If there is a conflict in entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section, the entries made in the accounts maintained by the Administrative Agent shall be such prima facie evidence of the existence and amounts of the obligations.

(e)                Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.

Section 2.10.                    Prepayment of Loans. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section; provided that the Borrower shall not have the right to prepay any Competitive Loan without the prior consent of the Lender thereof.

(b)               The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a LIBOR Revolving Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and shall be subject to Section 2.15.

Section 2.11.                    Fees. The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, a commitment fee, which shall accrue at the Applicable Rate on the daily amount of the Available Commitment of such Lender during the period from and including the Effective Date to the last day of the Availability Period. Accrued commitment fees shall be payable in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)               The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(c)                All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.12.                    Interest. The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable ABR Spread then in effect for such Borrowing.

(b)               The Loans comprising each LIBOR Borrowing shall bear interest at a rate per annum equal to (i) in the case of a LIBOR Revolving Loan, the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable LIBOR Spread then in effect for such Borrowing, or (ii) in the case of a LIBOR Competitive Loan, the LIBO Rate for the Interest Period in effect for such Borrowing plus (or minus, as applicable) the Margin applicable to such Loan.

(c)                Each Fixed Rate Loan shall bear interest at a rate per annum equal to the Fixed Rate applicable to such Loan.

(d)               Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount (including Reimbursement Obligations) payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount (including Reimbursement Obligations), 2% plus the rate applicable to ABR Loans as provided above.

(e)                Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any

Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any LIBOR Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iv) all accrued interest shall be payable upon termination of the Commitments.

(f)                All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.13.                    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBOR Borrowing:

(a)                the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means (including, without limitation, by means of an Interpolated Rate) do not exist for ascertaining the LIBO Rate for such Interest Period; or

(b)               the Administrative Agent is advised by the Required Lenders (or, in the case of a LIBOR Competitive Loan, the Lender that is required to make such Loan) that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a LIBOR Borrowing shall be ineffective, (ii) if any Borrowing Request requests a LIBOR Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing and (iii) any request by the Borrower for a LIBOR Competitive Borrowing shall be ineffective; provided that (A) if the circumstances giving rise to such notice do not affect all the Lenders, then requests by the Borrower for LIBOR Competitive Borrowings may be made to Lenders that are not affected thereby and (B) if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

Section 2.14.                    Increased Costs. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement as is covered by Section 2.14(c));

(ii) subject any Lender to any Tax (other than Indemnified Taxes and Excluded Taxes) on its assets or deposits; or

(iii) impose on any Lender or the London interbank market any other condition affecting this Agreement or LIBOR Loans or Fixed Rate Loans made by such Lender therein (other than Taxes);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan or Fixed Rate Loan (or of maintaining its obligation to make any such Loan) or issuing or participating in Letters of Credit, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will, upon notice by such Lender, pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided that such Lender is generally seeking compensation from similarly situated borrowers under similar credit facilities (to the extent such Lender has the right under such similar credit facilities to do so) with respect to such Change in Law.

(b)               If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender or any Letter of Credit issued by it to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower, upon notice by such Lender, will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered to the extent allocable to this Agreement; provided that such Lender is generally seeking compensation from similarly situated borrowers under similar credit facilities (to the extent such Lender has the right under such similar credit facilities to do so) with respect to such Change in Law regarding capital or liquidity requirements.

(c)                The Borrower shall pay to each Lender at any time when such Lender is required to maintain reserves for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board), additional interest on the unpaid principal amount of each LIBOR Loan of such Lender from the date of such requirement until such principal amount is paid in full or such requirement ceases at the rate per annum equal to (i) the LIBO Rate for the relevant Interest Period multiplied by (ii) the Statutory Reserve Rate for such Lender minus (iii) such LIBO Rate, payable upon notice by such Lender on each Interest Payment Date for such LIBOR Loan.

(d)               A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a), (b) or (c) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(e)                Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

(f)                Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section in respect of any Competitive Loan if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Bid pursuant to which such Loan was made.

(g)               For purposes of this Section 2.14, the term “Lender” includes the Issuing Lender and the Swingline Lender.

Section 2.15.                    Break Funding Payments. In the event of (a) the payment of any principal of any LIBOR Loan or Fixed Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBOR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.10(b) and is revoked in accordance therewith), (d) the failure to borrow any Competitive Loan after accepting the Competitive Bid to make such Loan, or (e) the assignment of any LIBOR Loan or Fixed Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (excluding any loss of anticipated profits). In the case of a LIBOR Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the LIBO Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for dollar deposits from other banks in the eurodollar market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.16.                    Taxes. Any and all payments by or on account of any obligation of any Loan Party hereunder to, or for the account of, the Administrative Agent or any Lender or any recipient of any payment to be made by or on account of any obligation of any Loan Party under this Agreement shall be made free and clear of and without withholdings or deductions for any Indemnified Taxes or Other Taxes; provided that, if any Loan Party or other withholding agent shall be required to withhold or deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable by the Borrower or such Loan Guarantor, as applicable, shall be increased as necessary so that after making all required withholdings and deductions (including any applicable to additional sums payable under this Section), the Administrative Agent or such Lender receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (ii) such Loan Party shall make such withholdings or deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)               In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                The Loan Parties shall indemnify the Administrative Agent, and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto.

(d)               Each Lender shall indemnify the Administrative Agent, within 10 days after demand therefor, for the full amount of any Taxes attributable to such Lender that are payable or paid by the Administrative Agent in connection with the Credit Agreement (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrower to do so), and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(e)                As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.16, the such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)                Any Lender that is entitled to an exemption from or reduction of any applicable withholding tax with respect to payments under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law, or otherwise reasonably requested by the Borrower or the Administrative Agent, as will permit such payments to be made without withholding or at a reduced rate of withholding. All reasonable out-of-pocket expenses incurred by such Lender in connection with the completion of such forms or documentation (other than with respect to forms applicable to U.S. withholding tax) shall be borne by the Borrower. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.16 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent of its inability to do so. Without limiting the generality of the foregoing, each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement or changes its lending office (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)               duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)              duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)             in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B to the effect (1) that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (2) that the interest payments in question are not effectively connected with the United States trade or business conducted by such Lender (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E,

(iv)             to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), an Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, U.S. Tax Compliance Certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such beneficial owner, or

(v)               any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

Each Lender agrees that if any form or certification previously delivered by it expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)               If any Lender or the Administrative Agent determines, in its reasonable discretion, that it has received a refund attributable to any Indemnified Taxes or Other Taxes paid by any Loan Party or for which such Lender or the Administrative Agent has received payment from any Loan Party hereunder, such Lender or the Administrative Agent, within 30 days of such receipt, shall deliver to the Borrower the amount of such refund (but only to the extent of indemnity payments made under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of such Lender or the Administrative Agent and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided however, that the relevant Loan Party, upon the request of such Lender or Administrative Agent, agrees to repay the amount paid over pursuant to this Section 2.16(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender or the Administrative Agent in the event that such Lender or the Administrative Agent is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will any Lender be required to pay any amount to the Borrower the payment of which would place such Lender or the Administrative Agent in a less favorable net after-Tax position than such Lender or the Administrative Agent would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any Lender or the Administrative Agent to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(h)               Each Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code shall, on or prior to the date on which such Lender becomes a Lender under this Agreement or changes its lending office (and from time to time thereafter at the reasonable request of the Borrower or the Administrative Agent) to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent two U.S. Internal Revenue Service Form W-9s (or substitute or successor form), properly completed and duly executed, certifying that such Lender is exempt from the United States backup withholding.

(i)                 If a payment made to a Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subsection (i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(j)                 For purposes of this Section 2.16, the term “Lender” includes the Issuing Lender and the Swingline Lender.

Section 2.17.                    Payments Generally; Pro Rata Treatment; Sharing of Set- offs. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, or fees, or under Section 2.14, 2.15 or 2.16, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 383 Madison Avenue, New York, New York, except payments to be made directly to the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b)               If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)                Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, atthe Federal Funds Effective Rate.

(d)               If and for so long as any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(b), 2.17(c) or 10.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Lender to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion (provided that any such amounts so held shall be returned to such Lender upon its payment of the aforementioned previously unpaid amounts then due and owing).

Section 2.18.                    Mitigation Obligations; Replacement of Lenders. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous in any material respect to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)               If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender andthe Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement (other than any outstanding Competitive Loans held by it) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Competitive Loans), accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.19.                    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(b)               fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.11;

(c)                the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.02), provided, that this clause (b) shall not apply in the case of an amendment, waiver or other modification requiring the consent of such Defaulting Lender as “such Lender” or “each Lender affected thereby”, as such terms are used in Sections 10.02(b)(i), (ii) or (iii);

(d)               any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.17 but excluding Section 2.18) may, in lieu of being distributed to such Defaulting Lender, be applied by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement and (iii) third, to such Defaulting Lender; provided that if such payment is (x) a prepayment of the principal amount of any Loans and (y) made at a time when the conditions set forth in Section 5.02 are satisfied, such payment shall be applied solely to prepay the Loans of all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans of any Defaulting Lender;

(e)                if any Swingline Exposure or L/C Exposure exists at the time such Lender becomes a Defaulting Lender, then all or any part of the Swingline Exposure and L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages, but only to the extent (i) the sum of all non- Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (ii) no Default shall have occurred and be continuing; provided, however, that if such reallocation cannot, or can only partially, be effected, the Borrower shall, within one Business Day following notice by the Administrative Agent, (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to this clause (d)) in accordance with the procedures set forth in Article VIII for so long as such L/C Exposure is outstanding;

(f)                if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to the proviso to Section 2.19(d), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.03(a) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized. If the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 2.19(d), then the fees payable to the Lenders pursuant to Section 2.11(a) and Section 3.03(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages. If all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to Section 2.19(d), then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all fees payable under Section 3.03(a) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or cash collateralized; and

(g)               so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then-outstanding L/C Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.19(d), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.19(d) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Lender, as the case may be, (A) shall be satisfied that if such Lender were subsequently to become a Defaulting Lender, the relevant exposure would be 100% covered by the Commitments of the non-Defaulting Lenders or cash collateralized, in each case in a manner consistent with Section 2.19(d) or (B) shall have entered into other arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders as the Administrative shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

Section 2.20.                    Proceeds. The proceeds of the Loans made by the Lenders to the Borrower shall be used for acquisitions, repurchases of capital stock of the Borrower, the funding of dividends payable to shareholders of the Borrower and for general corporate purposes of the Borrower; provided, however, that after the application of the proceeds of any Loan, not more than 25% of the value of the assets of the Borrower will be represented by Margin Stock. The proceeds of the Letters of Credit shall be used for general corporate purposes of the Borrower.

Article III

Letters of Credit

Section 3.01.                    L/C Commitment.

(b)               Subject to the terms and conditions hereof, the Issuing Lenders, in reliance on the agreements of the other Lenders set forth in Section 3.04(a), agree to issue, amend, renew or extend letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Availability Period in such form as may be approved from time to time by the Issuing Lenders; provided that no Issuing Lender shall have an obligation to issue, amend, renew or extend any Letter of Credit if, after giving effect thereto, (i) the L/C Obligations would exceed the L/C Commitment, (ii) the L/C Obligations with respect to all Letters of Credit issued by such Issuing Lender would exceed its L/C Sublimit or (iii) the aggregate amount of the Available Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Maturity Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above); provided further, that any such renewal must permit the Issuing Lender to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. From time to time and upon reasonable request therefor, the Issuing Lenders shall confirm to the Administrative Agent the L/C Exposure and the Administrative Agent shall confirm to the Issuing Lenders the aggregate amount of Available Commitments.

(c)                The Issuing Lenders shall not at any time be obligated to issue, amend, renew or extend any Letter of Credit if doing so would conflict with, or cause the Issuing Lenders or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

Section 3.02.                    Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that an Issuing Lender issue, amend, renew (other than by automatic renewal) or extend a Letter of Credit by delivering to the applicable Issuing Lender at its address for notices specified herein an Application therefor, completed to the reasonable satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue, amend, renew or extend (as applicable) the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue, amend, renew or extend any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

Section 3.03.                    Fees and Other Charges.

(b)               The Borrower will pay a fee on the face amount of all outstanding Letters of Credit at a per annum rate equal to the Applicable Rate then in effect with respect to LIBOR

Revolving Loans, shared ratably among the Lenders and payable in arrears on each Fee Payment Date after the issuance date. In addition, the Borrower shall pay to each Issuing Lender for its own account a fronting fee of 0.125% per annum on the undrawn and unexpired amount of each Letter of Credit issued by such Issuing Lender, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(c)                In addition (but without duplication) to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

Section 3.04.                    L/C Participations.

(b)               The Issuing Lenders irrevocably agree to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lenders to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lenders, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Applicable Percentage in each Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lenders that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement (or in the event that any reimbursement received by such Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Applicable Percentage of the amount that is not so reimbursed (or is so returned). Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lenders, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article V, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing

(c)                If any amount required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 3.04(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lenders, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.04(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(d)               Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.04(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

Section 3.05.                    Reimbursement Obligation of the Borrower. If any draft is paid under any Letter of Credit, the Borrower shall reimburse the relevant Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment, not later than 12:00 Noon, New York City time, on (i) the Business Day that the Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice. Each such payment shall be made to such Issuing Lender at its address for notices referred to herein in dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.12(a) and (y) thereafter, Section 2.12(d).

Section 3.06.                    Obligations Absolute. The Borrower’s obligations under this Article III shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lenders, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lenders that the Issuing Lenders shall not (absent a finding of gross negligence or willful misconduct by the Issuing Lender as determined by a final and nonappealable decision of a court of competent jurisdiction) be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.05 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender. The Borrower agrees that any action taken or omitted by the relevant Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.

Section 3.07.                    Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lenders to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

Section 3.08.                    Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

Section 3.09.                    Applicability of ISP and UCP. Unless otherwise expressly agreed by the Issuing Lender and the Borrower (including pursuant to the express terms hereof), the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, the Issuing Lender shall not be responsible to the Borrower for, and the Issuing Lender’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Issuing Lender required under any law, order or practice that is required to be applied to any Letter of Credit, including the law or any order of a jurisdiction where the Issuing Lender or the beneficiary is located or the practice stated in the ISP or UCP, as applicable.

Article IV

Representations and Warranties

The Borrower represents and warrants to the Lenders that the following statements are true, correct and complete:

Section 4.01.                    Organization, Powers and Good Standing. Each Loan Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Loan Party has all requisite power and authority (i) to own and operate its properties and to carry on its business as now conducted and proposed to be conducted, except where the lack of power and authority would not have a Material Adverse Effect and (ii) to enter into this Agreement and to carry out the transactions contemplated hereby, and, in the case of the Borrower, to issue the Notes.

(b)               Each Loan Party is in good standing wherever necessary to carry on its present business and operations, except in jurisdictions in which the failure to be in good standing would not have a Material Adverse Effect.

(c)                All of the Material Subsidiaries of the Borrower, as of the Effective Date, are identified in Schedule 4.01 annexed hereto. Each Material Subsidiary of the Borrower is validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite power and authority to own and operate its properties and to carry on its business as now conducted except where failure to be in good standing or a lack of power and authority would not have a Material Adverse Effect.

Section 4.02.                    Authorization of Borrowing, etc. The execution, delivery and performance of this Agreement by each Loan Party (including by execution and delivery of a Joinder Agreement substantially in the form of Exhibit D), and, in the case of the Borrower, the issuance, delivery and payment of the Notes and the obtaining of extensions of credit hereunder, have been duly authorized by all necessary action of such Loan Party.

(b)               The execution, delivery and performance of this Agreement by each Loan Party (including by execution and delivery of a Joinder Agreement substantially in the form of Exhibit D) and, in the case of the Borrower, the issuance, delivery and payment of the Notes, the issuance of Letters of Credit and the borrowing of the Loans, do not and will not (i) violate any provision of law applicable to the such Loan Party or any of its Material Subsidiaries, (ii) violate the certificate of organization or bylaws of such Loan Party or any of its Material Subsidiaries, (iii) violate any order, judgment or decree of any court or other agency of government binding on such Loan Party or any of its Material Subsidiaries, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contractual obligation of such Loan Party or any of its Material Subsidiaries, result in or require the creation or imposition of any Lien upon any of the material properties or assets of such Loan Party or any of its Material Subsidiaries or require any approval of stockholders or any approval or consent of any Person under any contractual obligation of such Loan Party or any of its Material Subsidiaries other than such approvals and consents which have been or will be obtained on or before the Effective Date; except for any violation, conflict, default, breach, lien or lack of approval the existence of which would not have a Material Adverse Effect.

(c)                The execution, delivery and performance of this Agreement by each Loan Party (including by execution and delivery of a Joinder Agreement substantially in the form of Exhibit D) and, in the case of the Borrower, the issuance, delivery and payment of the Notes, the issuance of Letters of Credit and the borrowing of the Loans, will not require on the part of such Loan Party any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body other than any such registration, consent, approval, notice or other action which has been duly made, given or taken.

(d)               This Agreement is, and each of the Notes when executed and delivered by the Borrower will be, a legally valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 4.03.                    Financial Condition. The Borrower has delivered to the Administrative Agent the following materials: (i) audited consolidated financial statements of the Borrower and its Subsidiaries for the year ended December 31, 2014 and (ii) unaudited consolidated financial statements of the Borrower and its Subsidiaries for the Fiscal Quarter ended March 31, 2015 (collectively, the “Financial Statements”). All such Financial Statements were prepared in accordance with GAAP except for the preparation of footnote disclosures for the unaudited statements. All such Financial Statements fairly present the consolidated financial position of the Borrower and its Subsidiaries as at the respective dates thereof and the consolidated statements of income and changes in financial position of the Borrower and its Subsidiaries for each of the periods covered thereby, subject, in the case of any unaudited interim financial statements, to changes resulting from normal year-end adjustments.

Section 4.04.                    No Adverse Material Change. Since December 31, 2014, there has been no change in the business, operations, properties, assets or financial condition of the Borrower or any of its Subsidiaries, which has been, either in any case or in the aggregate, materially adverse to the Borrower and its Subsidiaries taken as a whole.

Section 4.05.                    Litigation. Except as disclosed in the Borrower’s Report on Form 10-K for the year ended December 31, 2014 and the Borrower’s Report on Form 10-Q for the Fiscal Quarter ended March 31, 2015 or in Schedule 4.05 to this Agreement, there is no action, suit, proceeding, governmental investigation (including, without limitation, any of the foregoing relating to laws, rules and regulations relating to the protection of the environment, health and safety) of which the Borrower has knowledge or arbitration (whether or not purportedly on behalf of the Borrower or any of its Subsidiaries) at law or in equity or before or by any Governmental Authority, domestic or foreign, pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries or affecting any property of the Borrower or any of its Subsidiaries which (i) challenges the validity of this Agreement or any Note or (ii) could reasonably be expected to have a Material Adverse Effect.

Section 4.06.                    Payment of Taxes. Except to the extent permitted by Section 6.03 hereof, the Borrower has paid or caused to be paid all taxes, assessments, fees and other governmental charges upon the Borrower and each of its Subsidiaries and upon their respective properties, assets, income and franchises, except for any taxes the failure of which to pay would not have a Material Adverse Effect (provided that no Tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted with respect to any such Tax, fee or other charge) or which are not yet due and payable or which are being contested in good faith. The Borrower does not know of any proposed tax assessment against the Borrower or such Subsidiary that would have a Material Adverse Effect, which is not being contested in good faith by the Borrower or such Subsidiary; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

Section 4.07.                    Governmental Regulation. The Borrower is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.08.                    Securities Activities. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

Section 4.09.                    ERISA. (a) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) the Borrower and each of its ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder; (ii) no ERISA Event has occurred or is reasonably expected to occur; and (iii) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate has an obligation to contribute have been accrued in accordance with Topic 715-60 of the Financial Accounting Standards Board Accounting Standards Codification.

(b)               Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (i) all employer and employee contributions required by applicable law or by the terms of any Foreign Benefit Arrangement or Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) the accrued benefit obligations of each Foreign Plan (based on those assumptions used to fund such Foreign Plan) with respect to all current and former participants do not exceed the assets of such Foreign Plan; (iii) each Foreign Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iv) each Foreign Benefit Arrangement and Foreign Plan is in compliance (A) with all material provisions of applicable law and all material applicable regulations and published interpretations thereunder with respect to such Foreign Benefit Arrangement or Foreign Plan and (B) with the terms of such arrangement or plan.

Section 4.10.                    Disclosure. As of the Effective Date, none of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 4.11.                    Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and, to the knowledge of the Borrower, their respective directors, officers, employees and agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Borrower, any Subsidiary or, to the knowledge of the Borrower, any of their respective directors, officers, employees or agents is a Sanctioned Person.

Article V

Conditions

Section 5.01.                    Effective Date. The obligations of the Lenders to make extensions of credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(b)               The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or e-mail transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(c)                The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Lucy Fato, General Counsel to the Borrower, substantially in the form of Exhibit C, and covering such other matters relating to the Loan Parties, this Agreement or the Transactions as the Required Lenders shall reasonably request.

(d)               The Administrative Agent shall have received such documents and certificates as the Administrative Agent, any Lender or their counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the Transactions and any other legal matters relating to the Loan Parties, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(e)                The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a financial officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 5.02.

(f)                The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable and actual out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(g)               The Administrative Agent shall have received evidence satisfactory to it that the Existing Facility has been terminated and all amounts, if any, owing by the Borrower thereunder have been paid in full.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 5.02.                    Each Credit Event. The obligation of each Lender to make any extension of credit hereunder is subject to the satisfaction of the following conditions:

(b)               The representations and warranties of the Borrower set forth in this Agreement (other than in Section 4.04 and Section 4.05(ii) for any extension of credit made after the Effective Date) shall be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) on and as of the date of such extension of credit, except to the extent that such representations and warranties specifically relate to an earlier date, in which case they shall be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date.

(c)                At the time of and immediately after giving effect to such extension of credit, no Default shall have occurred and be continuing.

Each request for an extension of credit shall be deemed to constitute a representation and warranty by the Borrower on the date of such extension of credit as to the matters specified in paragraphs (a) and (b) of this Section.

Article VI

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, and no Letter of Credit remains outstanding, the Borrower covenants and agrees with the Lenders that:

Section 6.01.                    Financial Statements and Other Reports. The Borrower and each of its Subsidiaries will maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated financial statements in conformity with GAAP and the Borrower will deliver to the Administrative Agent (which will deliver copies thereof to the Lenders) (except to the extent otherwise expressly provided below in subsection 6.01(b)(ii)):

(b)

(i)                 as soon as practicable and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year ending after the Effective Date the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such period, and the related consolidated statements of income and shareholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries in each case certified by the chief financial officer or controller of the Borrower that they fairly present the financial condition of the Borrower and its consolidated Subsidiaries as at the dates indicated and the results of their operations and changes in their financial position, subject to changes resulting from audit and normal year-end adjustments, based on the Borrower’s normal accounting procedures applied on a consistent basis (except as noted therein);

(ii)               as soon as practicable and in any event within 90 days after the end of each Fiscal Year the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of income and shareholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries for such Fiscal Year, accompanied by a report thereon of an Independent Public Accountant which report shall be unqualified as to (w) the accuracy of all numbers or amounts set forth in such financial statements, (x) the inclusion or reflection in such financial statements of all amounts pertaining to contingencies required to be included or reflected therein in accordance with GAAP, (y) going concern and (z) scope of audit, and shall state that such consolidated financial statements present fairly the financial position of the Borrower and its consolidated Subsidiaries as at the dates indicated and the results of their operations and changes in their financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as noted in such report and approved by such Independent Public Accountant) and that the examination by such Independent Public Accountant in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

The Borrower will be deemed to have complied with the requirements of Section 6.01(a)(i) hereof if within 45 days after the end of each Fiscal Quarter (other than the final Fiscal Quarter) of each of its Fiscal Years, a copy of the Borrower’s Form 10-Q as filed with the Securities and Exchange Commission with respect to such Fiscal Quarter is furnished to the Administrative Agent, and the Borrower will be deemed to have complied with the requirements of Section 6.01(a)(ii) hereof if within 90 days after the end of each of its Fiscal Years, a copy of the Borrower’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission with respect to such Fiscal Year is furnished to the Administrative Agent:

(c)

(i)                 together with each delivery of financial statements of the Borrower and its consolidated Subsidiaries pursuant to subdivisions (a)(i) and (a)(ii) above, (x) an Officer’s Certificate of the Borrower stating that the signer has reviewed the terms of this Agreement and has made, or caused to be made under such signer’s supervision, a review in reasonable detail of the transactions and condition of the Borrower and its consolidated Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signer does not have knowledge of the existence as at the date of the Officers’ Certificate, of any condition or event which constitutes an Event of Default or Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto; and (y) an Officer’s Certificate demonstrating in reasonable detail compliance with the restrictions contained in Section 7.03 hereof as of the last day of the accounting period covered by such financial statements (a “Compliance Certificate”) and, in addition, a written statement of the chief accounting officer, chief financial officer, any vice president or the treasurer or any assistant treasurer of the Borrower describing in reasonable detail the differences between the financial information contained in such financial statements and the information contained in the Officer’s Certificate relating to compliance with Section 7.03 hereof;

(ii)               promptly upon their becoming available but only to the extent requested by the Administrative Agent, copies of all publicly available financial statements, reports, notices and proxy statements sent by the Borrower to its security holders, all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Borrower with any securities exchange or with the Securities and Exchange Commission;

(iii)             promptly upon (and in no event later than three days after) any of the chairman of the board, the chief executive officer, the president, the chief accounting officer, the chief financial officer or the treasurer of the Borrower obtaining actual knowledge (x) of any condition or event which constitutes an Event of Default or Default, or (y) of a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed Default, Event of Default, event or condition, and what action, if any, the Borrower has taken, is taking and proposes to take with respect thereto; and

(iv)             with reasonable promptness, such other information and data with respect to the Borrower or any of its Subsidiaries as from time to time may be reasonably requested by any Lender.

Section 6.02.                    Corporate Existence. Except as may result from a transaction permitted by Section 7.01 hereof, the Borrower will, and will cause each other Loan Party to, maintain its corporate existence in good standing and qualify and remain qualified to do business as a foreign corporation in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business is such that the failure to qualify would have a Material Adverse Effect.

Section 6.03.                    Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or property when due which are material to the Borrower and its Subsidiaries, taken as a whole, provided, that no such amount need be paid if being contested in good faith by appropriate proceedings diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

Section 6.04.                    Maintenance of Properties; Insurance. The Borrower will maintain or cause to be maintained in good repair, working order and condition (ordinary wear and tear excepted) all material properties and equipment used or useful in its business. The foregoing sentence shall not be construed as to prohibit or restrict the sale or disposition of any assets of the Borrower or any of its Subsidiaries. The Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its material properties and business and the material properties and business of its Subsidiaries against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations.

Section 6.05.                    Compliance with Laws. The Borrower and its Subsidiaries shall exercise all due diligence in order to comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, laws, rules and regulations relating to the disposal of hazardous wastes and asbestos in the environment), noncompliance with which would have a Material Adverse Effect. The Borrower shall maintain in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 6.06.                    Notices of ERISA Event. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $50,000,000.

Section 6.07.                    Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice and at reasonable times, to visit and inspect its properties, to examine and make extracts from its books, and to discuss its affairs, finances and condition with its officers and, in the presence of its officers, its independent accountants.

Article VII

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, and no Letter of Credit remains outstanding, the Borrower covenants and agrees with the Lenders that:

Section 7.01.                    Fundamental Changes. The Borrower will not consolidate with or merge with or into, or transfer all or substantially all, or any substantial portion, of its properties and assets to one or more Persons in one or a series of related transactions unless (i) if the Borrower is the surviving entity in any such consolidation or merger, after giving effect to such transaction, there would not exist any Default or Event of Default hereunder, (ii) if the Borrower is not the surviving entity in any such consolidation or merger, each of the Lenders (or in the case of any such consolidation or merger which is in the nature of an internal corporate reorganization of only the Borrower and its Subsidiaries and does not, in the reasonable judgment of the Required Lenders, affect, in any material respect, the creditworthiness of the Borrower, the Required Lenders) consents to such consolidation or merger in advance or (iii) if the Borrower transfers all or substantially all, or any substantial portion, of its properties and assets, the transferee or transferees thereto are wholly owned Subsidiaries (except the transferee or transferees of any substantial portion of its properties and assets, but not all or substantially all of its properties and assets, shall not be required to be wholly owned Subsidiaries if the transfer is for fair consideration as reasonably determined by the Borrower) and any such transferee that is a domestic Subsidiary becomes a Loan Guarantor hereunder pursuant to a Joinder Agreement substantially in the form of Exhibit D (it being understood that the Borrower and the Administrative Agent, on behalf of the Lenders, may agree to amendments hereto solely to provide for such guarantor arrangements as they may reasonably determine are necessary or useful). For the purposes of this Section, “Subsidiary” of the Borrower shall include any partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers thereof are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by the Borrower.

Section 7.02.                    Liens. The Borrower will not, and will not permit any of its Subsidiaries (other than CRISIL Limited) to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset (including any document or instrument in respect of goods or accounts receivable) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(b)               Liens set forth on Schedule 7.02 hereto;

(c)                Permitted Liens;

(d)               Purchase money security interests (including mortgages, conditional sales, Capitalized Leases and any other title retention or deferred purchase devices) in real or personal property of the Borrower or any of its Subsidiaries existing or created at the time of acquisition thereof or within 90 days thereafter, and the renewal, extension or refunding of any such security interest in an amount not exceeding the amount thereof remaining unpaid immediately prior to such renewal, extension or refunding; provided, however, that the principal amount of Indebtedness and Capitalized Lease Obligations secured by each such security interest in each item of property shall not exceed the cost (including all such Indebtedness secured thereby, whether or not assumed) of the item subject thereto and that such security interests shall attach solely to the particular item of property so acquired;

(e)                Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary; and

(f)                In addition to Liens permitted by clauses (a) through (d), the Borrower and its Subsidiaries may have attachment or judgment Liens and Liens securing the payment of Indebtedness or other obligations, which Liens secure in the aggregate not more than $300,000,000; provided that no Lien shall be counted against the basket in this clause (e) if such Lien ranks junior to, or equally with, a Lien securing the obligations in respect of this Agreement.

Section 7.03.                    Financial Covenant. The Borrower shall not permit the Indebtedness to Cash Flow Ratio for each Determination Date, which is the last day of a Fiscal Quarter of the Borrower, to be greater than 4.00:1.00 at any time.

Section 7.04.                    Use of Proceeds. No portion of the proceeds of any borrowing under this Agreement shall be used by the Borrower in any manner which would cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T, or Regulation X of the Board or any other regulation of the Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds. The Borrower shall not request any Borrowing or Letter of Credit, and the Borrower shall not use and shall procure that its Subsidiaries and its and their respective directors, officers, employees and agents shall not use the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Law, (B) for the purpose of funding, financing or facilitating any activities, business or transactions of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transactions would be prohibited by Sanctions if conducted by an entity incorporated or formed in the United States or in a European Union member state or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Article VIII

Events of Default

If any of the following conditions or events (“Events of Default”) shall occur and be continuing:

Section 8.01.                    Failure to Make Payments When Due. Failure to pay any installment of principal of any Loan or Reimbursement Obligation when due, whether at stated maturity, by acceleration, by notice of prepayment or otherwise; or failure to pay any other amount due under this Agreement (including, without limitation, the fees described in Section 2.11 hereof) or to pay interest on any Loan or Reimbursement Obligation, in either case within three Business Days after the date when due.

Section 8.02.                    Default in Other Agreements. (b) Failure of the Borrower or any of its Material Subsidiaries to pay when due, after giving effect to any applicable grace period and to any waiver or extension granted thereunder, any principal or interest on any Indebtedness of the Borrower or any Material Subsidiary (other than Indebtedness referred to in Section 8.01) and Capital Lease Obligations in a principal amount (individually or in the aggregate) of $75,000,000 or more.

(b)               The breach or default of the Borrower or any of its Subsidiaries with respect to any other term of any Indebtedness or Capital Lease Obligations in a principal amount (individually or in the aggregate) of $75,000,000 or more or any loan agreement, mortgage, indenture or other agreement relating thereto, if such failure, default or breach results in such Indebtedness or Capital Lease Obligations in a principal amount (individually or in the aggregate) of $75,000,000 or more becoming or being declared by the holders thereof to be due and payable prior to its stated maturity; provided that if the Borrower or any of its Material Subsidiaries enters into or is a party to (as a borrower, guarantor or other obligor) any such loan agreement, mortgage, indenture or other agreement and such instrument contains a provision in the nature of a “cross-default” clause (whether as a default provision, a covenant or otherwise), such provision is hereby incorporated by reference in this Agreement, mutatis mutandis, for the benefit of the Lenders and the Administrative Agent (and without giving effect to any amendment, modification or waiver unless such amendment, modification or waiver is intended solely to cure any ambiguity, omission, defect or inconsistency (which intention shall be determined in good faith by the Chief Financial Officer of the Borrower)); provided, further, that notwithstanding anything contained in this Agreement to the contrary, this Section 8.02 shall not be applicable to any Indebtedness of, or Capitalized Lease Obligation (or loan agreement, mortgage, indenture or other agreement relating thereto) entered into by, a partnership (a “Partnership”) of which any Subsidiary of the Borrower is a general partner (a “General Partner”) provided that (i) such General Partner’s only asset is its interest in the Partnership and (ii) such Indebtedness and/or Capitalized Lease Obligation, as the case may be, (A) is with recourse only to such asset, the assets of the Partnership and any asset or assets of any general partner or other entity that is not an Affiliate of the General Partner and (B) is without recourse to the Borrower and any of its other Subsidiaries.

Section 8.03.                    Breach of Certain Covenants. Failure of the Borrower to perform or comply with any term or condition contained in Section 6.02 or Article 7 of this Agreement.

Section 8.04.                    Breach of Warranty. Any material representation or warranty made by the Borrower in this Agreement or in any statement or certificate at any time given by the Borrower in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made or deemed to be made.

Section 8.05.                    Other Defaults Under Agreement. The Borrower shall default in the performance of or compliance with any term contained in this Agreement (other than any default described in any other provision of Section 8 hereof) and such default shall not have been remedied or waived within 30 days after receipt by the Borrower of notice from the Administrative Agent or any Lender of such default.

Section 8.06.                    Change In Control. The acquisition (other than from the Borrower) by any Person or any “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (excluding, for this purpose, the Borrower or its Subsidiaries or any employee benefit plan of the Borrower or its Subsidiaries) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either the then outstanding shares of common stock or the combined voting power of the Borrower’s then outstanding voting securities entitled to vote generally in the election of directors; or (b) individuals who, as of the date hereof, constitute the board of directors of the Borrower (the “Incumbent Board”) cease for any reason to constitute at least a majority of the board, provided that any person becoming a director subsequent to the date hereof, whose election, or nomination for election by the Borrower’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this provision, considered a member of the Incumbent Board.

Section 8.07.                    Involuntary Bankruptcy; Appointment of Receiver, etc. A court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or any of its Material Subsidiaries in an involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law and is not stayed.

(b)               An involuntary case is commenced against the Borrower or any of its Material Subsidiaries under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any of its Material Subsidiaries, or over all or a substantial part of its property, shall have been entered; or an interim receiver, trustee or other custodian of the Borrower or any of its Material Subsidiaries for all or a substantial part of the property of the Borrower or any of its Material Subsidiaries is involuntarily appointed; or a warrant of attachment, execution or similar process is issued against any substantial part of the property of the Borrower or any of its Material Subsidiaries; and the continuance of any such events in subpart (b) for 90 days unless dismissed, bonded or discharged.

Section 8.08.                    Voluntary Bankruptcy; Appointment of Receiver, etc. The Borrower or any of its Material Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; the making by the Borrower or any of its Material Subsidiaries of any assignment for the benefit of creditors generally; or the inability or failure of the Borrower or any of its Material Subsidiaries, or the admission by the Borrower or any of its Material Subsidiaries in writing of its inability to pay its debts as such debts become due; or the Board of Directors of the Borrower or any Material Subsidiary (or any committee thereof) adopts any resolution or otherwise authorizes action to approve any of the foregoing; or

Section 8.09.                    Judgments and Attachments. Any money judgment, writ or warrant of attachment, or similar process involving individually or at any one time in the aggregate an amount in excess of $200,000,000 (calculated net of insurance coverage, so long as such coverage has been accepted by the relevant insurance company or companies) shall be entered or filed against the Borrower or any of its Subsidiaries or any of its assets and shall remain undischarged, unvacated, unbonded or unstayed, as the case may be, for a period of 90 days or in any event later than five days prior to the date of any announced sale thereunder; or

Section 8.10.                    Involuntary Dissolution. Any order, judgment or decree shall be entered against the Borrower or any of its Material Subsidiaries decreeing the dissolution or split up of the Borrower or any of its Material Subsidiaries and such order shall remain undischarged or unstayed for a period in excess of 60 days; or

Section 8.11.                    ERISA Event. An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

THEN (i) upon the occurrence of any Event of Default described in the foregoing subsection 8.07 or 8.08, the unpaid principal amount of and accrued interest on the Loans and any fees and other amounts owing by the Borrower under this Agreement and the Notes (including all Reimbursement Obligations) shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Borrower and the obligation of each Lender to make any Loans shall thereupon terminate, and (ii) upon the occurrence of any other Event of Default, the Administrative Agent, as directed by the Required Lenders, may, by written notice to the Borrower, declare all of the unpaid principal amount of and accrued interest on the Loans and any fees and other amounts owing by the Borrower under this Agreement and the Notes

(including all Reimbursement Obligations) to be, and the same shall forthwith become immediately, due and payable, together with accrued interest thereon, and the obligation of each Lender to make any Loan and of the Issuing Lender to issue, amend or increase any Letter of Credit hereunder shall thereupon terminate. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate L/C Exposure. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the Notes. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under Notes shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

Notwithstanding the foregoing, if at any time within 60 days after acceleration of the maturity of the Loans the Borrower shall pay all arrears of interest and all payments on account of the principal which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement or the Notes) and all other fees or expenses then owed hereunder (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and all Events of Default and Defaults (other than non-payment of principal of and accrued interest on the Loans and the Notes due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 10.02 hereof, then the Required Lenders by written notice to the Borrower may (in their sole discretion) rescind and annul the acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Default or impair any right consequent thereon.

Article IX

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or, if so specified by this Agreement, all Lenders) or in the absence of its own gross negligence or willful misconduct (as determined in a final and nonappealable decision of a court of competent jurisdiction). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

It is agreed that neither the Syndication Agent nor any Documentation Agent shall have any duties, responsibilities or liabilities hereunder in its capacity as such.

Article X

Miscellaneous

Section 10.01.                Notices. Except in the case of notices and other communications expressly permitted to be given by telephone or as contemplated below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to any Loan Party, to the Borrower at:

McGraw Hill Financial, Inc.

55 Water St.

New York, New York 10041

Attention: Elizabeth O’Melia

Treasurer

(Telecopy No. (212) 512-6052)

with a copy to:

55 Water St.

New York, New York 10041

Attention: Lucy Fato

Executive Vice President and General Counsel

(Telecopy No. (212) 438-2277)

(b) if to the Administrative Agent, to:

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Rd.

Newark, Delaware 19713

Attention: Neer Reibenbach

Telephone: (302) 634-1678

Telecopy: (302) 634-3301

with a copy to:

JPMorgan Chase Bank, N.A.

383 Madison Avenue, 24th Floor

New York, New York 10179

Attention: Bruce Borden

Telecopy: (212) 270-5799

E-mail: bruce.s.borden@jpmorgan.com

(c) if to the Swingline Lender, to:

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Rd. Newark, Delaware 19713

Attention: Neer Reibenbach

Telephone: (302) 634-1678

Telecopy: (302) 634-3301

(d) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to certificates delivered pursuant to Section 6.01(b) unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications sent to an e- mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e- mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient. All other notices and communications given to any party hereto in accordance with the provisions of this Agreement and delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy shall be deemed to have been given on the date of receipt, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

Section 10.02.                Waivers; Amendments. No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)               Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or Section 10.08(a) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of Section 2.19 without the written consent of the Administrative Agent and the Swingline Lender, (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vii) release the Loan Guaranty without the consent of all Lenders or (viii) amend the definition of Applicable Percentage without the consent of all Lenders; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Swingline Lender or the Issuing Lender hereunder without the prior written consent of the Administrative Agent, the Swingline Lender or the Issuing Lender, as the case may be (it being understood that any amendment, modification or waiver of any provision of Article III shall require the prior written consent of the Issuing Lender).

Section 10.03.                Expenses; Indemnity; Damage Waiver; No Fiduciary Duty. The Borrower shall pay (i) all reasonable and actual out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and actual fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and actual out-of- pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender, in connection with the enforcement or protection of their respective rights in connection with this Agreement, including their respective rights under this Section, or in connection with the Loans made or the Letters of Credit issued hereunder, including in connection with any workout, restructuring or negotiations in respect thereof.

(b)               The Borrower shall indemnify the Administrative Agent, each Lender, the Issuing Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any environmental liability related in any way to the Borrower or any of its Subsidiaries, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Affiliates (as determined in a final and nonappealable decision of a court of competent jurisdiction). This Section shall not apply with respect to Taxes (other than Taxes arising from a non-Tax claim). No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the Notes or the transactions contemplated hereby or thereby.

(c)                To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Lender or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Lender or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Lender or the Swingline Lender in its capacity as such.

(d)               To the extent permitted by applicable law, each of the Loan Parties, the Lenders, the Issuing Lender and the Administrative Agent shall not assert, and hereby waives, any claim against any Indemnitee or any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions or the use of the proceeds thereof. For the avoidance of doubt, nothing in this clause (d) shall affect the obligations of the Borrower under clause (b) of this Section to indemnify any Indemnitee in accordance with the provisions thereof.

(e)                The Borrower shall not be liable for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements which may be imposed on, incurred by or asserted against an Indemnitee that is a Lender by another Lender or any entity which has purchased or otherwise acquired a participation in any Loan, Commitment or interest herein or in a Note of such Indemnitee to the extent such relate solely to or arise solely out of actions taken or not taken by the Indemnitee Lender in connection with matters that are of an “interbank nature”. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy or otherwise, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all indemnified liabilities incurred by the Indemnitees or any of them.

(f)                All amounts due under this Section shall be payable promptly after written demand therefor.

(g)               Each Loan Party agrees that neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to such Loan Party arising out of or in connection with this Agreement, and the relationship between the Administrative Agent and the Lenders, on the one hand, and the Loan Parties on the other hand, in connection herewith or therewith is solely that of debtor and creditor. The Loan Parties have been advised that the Lenders are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Lenders have no obligation to disclose such interests and transactions to the Loan Parties.

Section 10.04.                Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraphs (e) and (f) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)               (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), the Borrower or any of the Borrower’s Affiliates or Subsidiaries, to any Defaulting Lender or any of its Subsidiaries or to any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Borrower; provided that (i) no consent of the Borrower shall be required for an assignment to a Lender, Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee and (ii) the consent of the Borrower shall be deemed granted if the Borrower does not object to a proposed assignment within ten Business Days of a request for its consent; (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Competitive Loan to a Lender, an Affiliate of a Lender or an Approved Fund; (C) in the case of an assignment of all or a portion of a Commitment or any Lender’s obligations in respect of its Swingline Exposure, the Swingline Lender; and (D) in the case of an assignment of all or a portion of a Commitment or any Lender’s obligations in respect of its L/C Exposure, the Issuing Lender, (ii) Assignments shall be subject to the following additional conditions: except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 or, in the case of a Competitive Loan, $1,000,000, unless each of the Borrower and the Administrative Agent otherwise consent provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing; (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this clause (iii) shall not apply to rights in respect of outstanding Competitive Loans, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its related parties) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws. Upon acceptance and recording pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.03). Without the prior written consent of the Administrative Agent, no assignment shall be made to any Person that bears a relationship to the Borrower described in Section 108(e)(4) of the Code; provided that consent shall not be required to the extent the Borrower is able to establish to the reasonable satisfaction of the Administrative Agent that, as a result of such assignment, the assigned portion of such Loan will not have original issue discount for U.S. federal income tax purposes, or will have an amount of original issue discount for U.S. federal income tax purposes that is exactly equal to the amount of original issue discount, if any, on the remaining Loans. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c)                The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time, upon reasonable prior notice.

(d)               Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e)                Any Lender may, without the consent of the Borrower, the Administrative Agent, the Swingline Lender or the Issuing Lender, sell participations to one or more banks or other entities (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), the Borrower or any of the Borrower’s Affiliates or Subsidiaries, any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) without the prior written consent of the Administrative Agent, no participation shall be sold to any Person that bears a relationship to the Borrower described in Section 108(e)(4) of the Code; provided that consent shall not be required to the extent the Borrower is able to establish to the reasonable satisfaction of the Administrative Agent that, as a result of such assignment, the assigned portion of such Loan will not have original issue discount for U.S. federal income tax purposes, or will have an amount of original issue discount for U.S. federal income tax purposes that is exactly equal to the amount of original issue discount, if any, on the remaining Loans. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Lender shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 for the account of any Participant from such Lender to the extent that (i) such Lender would have been entitled to such benefits had it not sold a participation to such Participant and (ii) such Participant has suffered the same disadvantage as such Lender would have suffered had it not sold such participation. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f)                A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless (solely with respect to Sections 2.14 and 2.15) the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.16 unless such Participant complies with Section 2.16(f) and (h) as though it were a Lender (it being understood that any forms required to be completed by such Participant under Section 2.16(f) or (h) shall be delivered to the participating Lender).

(g)               Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.05.                Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06.                Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07.                Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08.                Adjustments; Right of Setoff. Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.04), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.07 or 8.08, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)               In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower; provided that if any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, the Swingline Lender and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

Section 10.09.                Governing Law; Jurisdiction; Consent to Service of Process. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)               Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Loan Party or its properties in the courts of any jurisdiction.

(c)                Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)               Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.10.                Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11.                Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12.                Confidentiality.

(b)               The Lenders shall hold all Information obtained pursuant to this Agreement which has been identified as such by the Borrower in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, and in any event may make disclosure (i) reasonably required by any bona fide transferee or participant or prospective transferee or participant, or relevant credit default or swap counterparty, in connection with the contemplated transfer of any Note, Loan or Commitment or participation therein, (ii) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates on a confidential basis, (iv) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process, (v) to any credit insurance provider relating to the Borrower and its obligations hereunder (vi) if such Information has been publicly disclosed, (vii) in connection with the exercise of any remedy hereunder or under any Note or (viii) if agreed by the Borrower in its sole discretion; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) or request pursuant to legal process for disclosure of any such Information prior to disclosure of such Information so that either or both of them may seek an appropriate protective order; and further, provided that in no event shall any Lender be obligated or required to return any materials furnished by the Borrower or any of its Subsidiaries. “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided, that in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.

(c)                EACH LENDER ACKNOWLEDGES THAT INFORMATION FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(d)               ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES. ACCORDINGLY, EACH LENDER ACKNOWLEDGES TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON- PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 10.13.                USA PATRIOT Act. Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the Act.

Article XI

Loan Guaranty

Section 11.01.                Guaranty. Each Loan Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Lenders and other holders of Obligations from time to time the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations and all costs and expenses including, without limitation, all court costs and attorneys’ fees and expenses paid or incurred by the Administrative Agent and the Lenders and such other holders in endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, the Borrower, any Loan Guarantor or any other guarantor of all or any part of the Obligations (such costs and expenses, together with the Obligations, collectively the “Guaranteed Obligations”). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.

Section 11.02.                Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent or any Lender or other holder of obligations to sue the Borrower, any Loan Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

Section 11.03.                No Discharge or Diminishment of Loan Guaranty.

(b)               Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are continuing, unconditional and absolute and not subject to any reduction, limitation, impairment, discharge, termination, or otherwise affected by for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any amendment, waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any change in the corporate existence, structure or ownership of the Borrower or any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; (v) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (vi) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, any Lender, or any other person, whether in connection herewith or in any unrelated transactions; (vii) the failure of the Administrative Agent or any Lender or other holder of Obligations to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (viii) any action or failure to act by the Administrative Agent or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (ix) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations). Each Loan Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower, any other Loan Guarantor or any other Person with respect to the Obligations.

(c)                The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Loan Guarantor, of the Guaranteed Obligations or any part thereof.

Section 11.04.                Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent and the Lenders.

Section 11.05.                Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Lender.

Section 11.06.                Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”. Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MCGRAW HILL FINANCIAL, INC., as Borrower

By:	/s/ Jack Callahan
	Name:	Jack Callahan
	Title:	EVP – Chief Financial Officer

[Signature Page to MHFI Five-Year Credit Agreement]

STANDARD & POOR’S FINANCIAL SERVICES LLC, as Loan Guarantor

By:	/s/ Neeraj Sahai
	Name:	Neeraj Sahai
	Title:	Chairman and President

[Signature Page to MHFI Five-Year Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Swingline Lender, Issuing Lender and Lender

By:	/s/ Bruce S. Borden
	Name:	Bruce S. Borden
	Title:	Executive Director

[Signature Page to MHFI Five-Year Credit Agreement]

BANK OF AMERICA, N.A., as Syndication Agent, Issuing Lender and Lender

By:	/s/ Prayes Majmudar
	Name:	Prayes Majmudar
	Title:	Director

[Signature Page to MHFI Five-Year Credit Agreement]

CITIBANK, N.A., as Documentation Agent and Lender

By:	/s/ Michael Vondriska
	Name:	Michael Vondriska
	Title:	Vice President

[Signature Page to MHFI Five-Year Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as Documentation Agent and Lender

By:	/s/ Virginia Cosenza
	Name:	Virginia Cosenza
	Title:	Vice President

By:	/s/ Ming K. Chu
	Name:	Virginia Cosenza
	Title:	Vice President

[Signature Page to MHFI Five-Year Credit Agreement]

MIZUHO BANK, LTD., as Documentation Agent and Lender

By:	/s/ Bertram H. Tang
	Name:	Bertram H. Tang
	Title:	Authorized Signatory

[Signature Page to MHFI Five-Year Credit Agreement]

MORGAN STANLEY BANK, N.A., as Lender

By:	/s/ Michael King
	Name:	Michael King
	Title:	Authorized Signatory

[Signature Page to MHFI Five-Year Credit Agreement]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Lender

By:	/s/ Ola Anderssen
	Name:	Ola Anderssen
	Title:	Director

[Signature Page to MHFI Five-Year Credit Agreement]

The Bank of Nova Scotia, as a Lender

By:	/s/ Paul J. Czach
	Name:	Paul J. Czach
	Title:	Managing Director

[Signature Page to MHFI Five-Year Credit Agreement]

Signature Page to
McGraw Hill Financial, Inc.
Five-Year Credit Agreement

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Rebecca Kratz
	Name:	Rebecca Kratz
	Title:	Authorized Signatory

[Signature Page to MHFI Five-Year Credit Agreement]

Signature Page to
McGraw Hill Financial, Inc.
Five-Year Credit Agreement

U.S. Bank National Association, as a Lender

By:	/s/ Stacey L. Harrison
	Name:	Stacey L. Harrison
	Title:	Officer

[Signature Page to MHFI Five-Year Credit Agreement]

Signature Page to
McGraw Hill Financial, Inc.
Five-Year Credit Agreement

The Northern Trust Company, as a Lender

By:	/s/ Eric Siebert
	Name:	Eric Siebert
	Title:	Vice President

[Signature Page to MHFI Five-Year Credit Agreement]

Signature Page to
McGraw Hill Financial, Inc.
Five-Year Credit Agreement

Bank of Montreal, Chicago Branch, as a Lender

By:	/s/ Christina Boyle
	Name:	Christina Boyle
	Title:	Vice President

[Signature Page to MHFI Five-Year Credit Agreement]

Signature Page to
McGraw Hill Financial, Inc.
Five-Year Credit Agreement

SunTrust Bank, as a Lender

By:	/s/ Min Park
	Name:	Min Park
	Title:	Vice President

[Signature Page to MHFI Five-Year Credit Agreement]

Schedule 2.01

COMMITMENTS

Name of Lender	Commitment
JPMorgan Chase Bank, N.A.	$130,000,000.00
Bank of America, N.A.	$130,000,000.00
Citibank, N.A.	$130,000,000.00
Deutsche Bank AG New York Branch	$130,000,000.00
Mizuho Bank, Ltd.	$130,000,000.00
Bank of Nova Scotia	$85,000,000.00
Goldman Sachs Bank USA	$85,000,000.00
U.S. Bank National Association	$85,000,000.00
The Northern Trust Company	$65,000,000.00
Morgan Stanley Bank, N.A.	$65,000,000.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$65,000,000.00
Bank of Montreal, Chicago Branch	$50,000,000.00
SunTrust Bank	$50,000,000.00
Total	1,200,000,000.00

Schedule 4.01

MATERIAL SUBSIDIARIES

Standard & Poor’s Financial Services LLC

S&P Opco, LLC

Schedule 4.05

MATERIAL LITIGATION

None.

Schedule 7.02

EXISTING LIENS

None.

EXHIBIT A

[FORM OF]
ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:
[and is an Affiliate/Approved Fund of [identify Lender][1]

3. Borrower:	McGraw Hill Financial, Inc.

4. Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement:	The Five-Year Credit Agreement, dated as of [●], 2015, among McGraw Hill Financial, Inc., the Loan Guarantors party thereto, the Lenders party thereto, Bank of America, N.A., as Syndication Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent.

1 Select as applicable.

6. Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Principal Amount Assigned (and identifying information as to individual Competitive Loans)	Percentage Assigned of Facility/Commitment (set forth, to at least 9 decimals, as a percentage of the Facility and the aggregate Commitments of all Lenders thereunder)
Commitment Assigned:	$	$	%
Revolving Loans:	$	$	%
Competitive Loans:	$	$	%

Effective Date: ____________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

If the Assignee is not already a Lender under the Credit Agreement, the Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Related Parties) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws.

The [Assignee/Assignor] shall pay the fee payable to the Administrative Agent pursuant to Section 10.04(b) of the Credit Agreement.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]		ASSIGNEE [NAME OF ASSIGNEE]
By:		By:
	Name:		Name:
	Title:		Title:

A-2

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent2

By:
Name:
Title:

[Consented to:]3

MCGRAW HILL FINANCIAL, INC., as
Borrower

By:
Name:
Title:

[NAME OF ANY OTHER RELEVANT PARTY]

By:
Name:
Title:

2 To be added only if the consent of the Administrative Agent is required by Section 10.04(b) of the Credit Agreement.

3 To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Lender) is required by Section 10.04(b) of the Credit Agreement.

A-3

ANNEX 1
to EXHIBIT A

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of Section 2.16(f) of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Five-Year Credit Agreement, dated as of [●], 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among McGraw Hill Financial, Inc. (the “Borrower”), the Loan Guarantors party thereto, the Lenders party thereto, Bank of America, N.A., as syndication agent, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. ____________ (the “Non-U.S. Lender”) is providing this certificate pursuant to Section 2.16(f) of the Credit Agreement.

Pursuant to the provisions of Section 2.16(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ___________, ___, 20[ ]

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Five-Year Credit Agreement, dated as of [●], 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among McGraw Hill Financial, Inc. (the “Borrower”), the Loan Guarantors party thereto, the Lenders party thereto, Bank of America, N.A., as syndication agent, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. ____________ (the “Non-U.S. Lender”) is providing this certificate pursuant to Section 2.16(f) of the Credit Agreement.

Pursuant to the provisions of Section 2.16(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an Internal Revenue Service Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ___________, ___, 20[ ]

B-2

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Five-Year Credit Agreement, dated as of [●], 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among McGraw Hill Financial, Inc. (the “Borrower”), the Loan Guarantors party thereto, the Lenders party thereto, Bank of America, N.A., as syndication agent, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. ____________ (the “Non-U.S. Lender”) is providing this certificate pursuant to Section 2.16(f) of the Credit Agreement.

Pursuant to the provisions of Section 2.16(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ___________, ___, 20[ ]

B-3

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Five-Year Credit Agreement, dated as of [●], 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among McGraw Hill Financial, Inc. (the “Borrower”), the Loan Guarantors party thereto, the Lenders party thereto, Bank of America, N.A., as syndication agent, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. ____________ (the “Non-U.S. Lender”) is providing this certificate pursuant to Section 2.16(f) of the Credit Agreement.

Pursuant to the provisions of Section 2.16(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an Internal Revenue Service Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ___________, ___, 20[ ]

B-4

EXHIBIT C

FORM OF OPINION OF GENERAL COUNSEL OF BORROWER

C-1

EXHIBIT D

[FORM OF]
JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of _________, ____, 20_, is entered into between , a (the “New Subsidiary”) and JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent (the “Administrative Agent”) under that certain Five-Year Credit Agreement, dated as of [●], 2015 among McGraw Hill Financial, Inc. (the “Borrower”), the Loan Guarantors party thereto, the Lenders party thereto, Bank of America, N.A., as syndication agent, and the Administrative Agent (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

The New Subsidiary and the Administrative Agent, for the benefit of the Lenders, hereby agree as follows:

1.         The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a “Loan Guarantor” for all purposes of the Credit Agreement and shall have all of the obligations of a Loan Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby agrees to be bound by all of the guaranty obligations set forth in Article XI of the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in Section 11.06 of the Credit Agreement, hereby guarantees, jointly and severally with any other Loan Guarantor, to the Administrative Agent and the Lenders, as provided in Article XI of the Credit Agreement, the prompt payment and performance of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof and agrees that if any of the Guaranteed Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the New Subsidiary will, jointly and severally together with any other Loan Guarantor, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

2.         If required, the New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such other documents and instruments as requested by the Administrative Agent in accordance with the Credit Agreement.

3.         The address of the New Subsidiary for purposes of Section 10.01 of the Credit Agreement is as follows:

4.         The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.

5.         This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

D-1

6.         THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

D-2